Exhibit 10.17

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Timothy J. Hamick (the “Executive”), an individual, and SOUTHWEST SECURITIES, INC., a Delaware corporation (the “Company”) as of the 17th day of July, 2007 (the “Effective Date”).

WHEREAS, the Company, a wholly-owned subsidiary of SWS GROUP, INC., a Delaware corporation (the “Parent Company”), was formed for the purpose of engaging in the business of providing securities and clearing services to the public;

WHEREAS, the Company is a registered broker/dealer properly registered with and licensed by all appropriate state and federal agencies, boards and associations; and

WHEREAS, the Company desires to employ the Executive as its Executive Vice President and as Head of its Clearing Sales and Services Department.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the parties hereby agree as follows:

1. Employment and Term. The Company shall employ the Executive and the Executive shall be employed by the Company under the terms and conditions of this Agreement. The Executive’s employment under this Agreement shall commence on the first business day for which he is available to work (the “Start Date”) and shall, unless earlier terminated as hereinafter provided, continue for three (3) years after the Start Date (the “Term”) at which time this Agreement shall expire (subject to any continuing obligations of the Executive or the Company as otherwise set forth herein).

2. Job Responsibilities and Duties.

(a) The Executive shall be employed by the Company as its Executive Vice President and Head of its Clearing Sales and Services Department. The Executive shall report directly to the President of Company (the “President”).

(b) The Executive shall be appointed as an Executive Vice President of the Parent Company.

(c) The Executive shall perform the Duties as set forth below (the “Duties”): provide strategic leadership and direction to the Clearing Sales and Services Department; work with senior management to establish long-range goals, strategies and plans in accordance with corporate policy and direction; provide operational direction to his direct reports in order to achieve established corporate goals and objectives for sales and corporate services; provide effective management of profit and loss responsibilities to achieve targeted top and bottom line growth; and perform those functions as may be assigned by the President from time to time.

(d) Specific Duties of the Executive include, but are not limited to, the:

(i) Analysis and assessment of potential market segments for expansion and penetration within targeted segments;

(ii) Conceptualization and development of strategic product initiatives to create a superior and compelling value proposition for clients;

(iii) Development of comprehensive marketing plans for increasing profitable top-line growth in key target markets;

(iv) Development and initiation of innovative product and service offerings and creation of appropriate positioning, distribution and marketing materials in support of the overall marketing strategy;

(v) Development of processes and procedures for screening prospective client profiles to determine appropriate solutions while managing profitability and risk exposure for the firm;

(vi) Development of a deep and broad understanding of client needs and behaviors by designing and executing market research with clients and prospects;

(vii) Development and implementation of processes for building top-notch marketing, sales and operations team;

(viii) Management of overall sales efforts from contract negotiations and pricing to overall delivery of clearing services;

(ix) Development and implementation of effective methods for measuring key marketing and financial metrics such as customer acquisition costs, ROI, etc.;

(x) Development of well articulated and compelling business cases to communicate strategic objectives to senior management and functional partners in a clear and convincing manner;

(xi) Development and maintenance of credibility for the Clearing Sales and Services Department by providing timely and accurate analysis of budgets, financial reports and financial trends to senior management, as needed;

(xii) Development, enhancement, implementation and enforcement of policies and procedures of the organization by way of systems that will improve the overall operation and effectiveness of the Clearing Sales and Services Department;

Exhibit 10.17 Hamick Executive Employment Agreement Executed 07-18-2007	2

(xiii) Providing of effective leadership and evaluation of the Clearing Sales and Service Department’s structure and team and the development of plans for continual improvement of the efficiency and effectiveness of that Department as well as providing individuals with professional and personal growth in support of corporate objectives; and

(xiv) Cultivation of a sense of urgency within the business unit as relates to the needs of prospective clients, as well as existing correspondents.

(e) The Executive shall perform the Duties faithfully, diligently and to the best of his ability in all positions to which he is appointed or elected. The Executive shall not, without the written consent of the President, devote his time, attention or energies to any other business activity to the detriment of the performance of the Duties, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. Notwithstanding the foregoing, the Executive may (i) engage in various professional, charitable, civic, community, religious or other activities, and (ii) manage his personal investments or financial affairs, provided neither such activities or management significantly interfere with the performance of the Executive’s business duties hereunder.

3. Licensing and Supervision.

(a) The Executive shall maintain all such licenses and registrations required by law to conduct securities transactions.

(b) The Executive shall be subject to the supervision and evaluation of the Company with respect to the performance of the Duties.

4. Compensation. The Executive shall not receive any compensation for the Duties, except as set forth below:

(a) The Company shall pay the Executive a base salary of $10,416.67, twice monthly in accordance with the Company’s customary payroll practices, subject to deductions for federal, state and local income and employment related taxes (the “Base Salary). The Base Salary is annualized at $250,000.00. The Base Salary shall not be reduced during the Term, and the term Base Salary shall refer hereafter to the Base Salary as it may be increased from time to time.

(b) Upon the Start Date or as soon as practical thereafter, the Executive shall receive a one (1) time grant in Restricted Stock in the Parent Company equal to the dollar value of the Executive’s unvested Merrill Lynch restricted shares as of the Start Date (the “Restricted Stock”). The grant of Restricted Stock shall be issued from the Parent Company’s 2003 Restricted Stock Plan (the “Restricted Stock Plan”), shall vest in 20% increments per year over a five (5) year period commencing on the date of the grant, and shall be governed in accordance with the terms and conditions of the Restricted Stock Plan. In the event that the Board of Directors of the Parent Company (the “Board”) does not approve the grant of the Restricted Stock on or before October 1, 2007, the Executive shall receive a cash amount equal to the dollar value of the Executive’s Merrill Lynch restricted shares as of the Start Date, payable in a single sum on November 1, 2007.

Exhibit 10.17 Hamick Executive Employment Agreement Executed 07-18-2007	3

(c) At the conclusion of the Company’s fiscal year, the Executive shall be eligible to receive Incentive Compensation equal to ten percent (10%) of fully-allocated pretax income of the Clearing Sales and Services Department.

Incentive Compensation is tied to the Company’s after tax ROE in each fiscal year; therefore, 50% of the Incentive Compensation is equal to the ten percent (10%) fully-allocated pretax income of the Clearing Sales and Services Department above and the remaining 50% will be subject to Incentive Compensation multiplier factors based upon ROE ranges in accordance with the following schedule:

ROE	Bonus %	ROE	Bonus %
8.00%	10%	12.50%	100%
8.50%	20%	15.00%	125%
9.00%	30%	17.50%	150%
9.50%	40%	20.00%	175%
10.00%	75%	25.00%	200%
10.50%	80%	30.00%	225%
11.00%	85%	35.00%	250%
11.50%	90%	40.00%	275%
12.00%	95%	45.00%	300%
		50.00%	325%

The foregoing notwithstanding, the Executive shall receive an Incentive Compensation amount for FY 2008 of not less than $1,200,000.

Incentive Compensation for FY 2008 shall be paid equally on a quarterly basis during FY 2008, to be paid as soon as practicable after the end of each fiscal quarter. Incentive Compensation for FY 2009 and FY 2010 shall be paid no later than September 15 of the following fiscal year in accordance with the following schedule:

Bonus Amount	Paid Yr 1	Paid Yr 2	Paid Yr 3
$0- 150,000	100%
$150,001 – 300,000	50%	30%	20%
$300,000 +	34%	33%	33%

(d) At the conclusion of each fiscal year, subject to Board approval, the Executive shall receive a Restricted Stock Grant pursuant to the Restricted Stock Plan (the “Restricted Stock Grant”). This annual Restricted Stock Grant is also directly tied to the Company’s after-tax ROE. The Restricted Stock Grant shall be equal to a percentage of the annualized Base Salary in accordance with the ranges in the following schedule:

ROE	% of Salary	ROE	% of Salary
8.00%	15%	12.50%	25%
8.50%	15%	15.00%	30%
9.00%	15%	17.50%	35%
9.50%	15%	20.00%	40%
10.00%	20%	25.00%	45%
10.50%	20%	30.00%	50%
11.00%	20%	35.00%	55%
11.50%	20%	40.00%	60%
12.00%	20%	45.00%	65%
		50.00%	70%

Exhibit 10.17 Hamick Executive Employment Agreement Executed 07-18-2007	4

The Restricted Stock Grant shall vest in equal installments over a three (3) year period commencing with the date of the initial grant. The foregoing notwithstanding, the Restricted Stock Grant for FY 2008, FY 2009 and FY 2010 shall have a value at the time of the grant of not less than $135,000.00 in each of such three (3) fiscal years. In the event that the Board does not approve the grant of the Restricted Stock on or before October 1 of each fiscal year, the Executive shall receive a cash amount for each fiscal year equal to $135,000, payable in a single sum on each October 1.

5. Other Compensation and Benefits.

(a) On the Start Date, the Company shall pay the Executive a signing bonus in the amount of $323,333.00, subject to deductions for applicable taxes.

(b) On the Start Date, the Company shall pay the Executive the amount of $412,000, for the purpose of covering the costs and expenses (i) associated with the sale of the Executive’s Chicago residences, (ii) associated with the purchase of the Executive’s Dallas residence, and (iii) associated with househunting trips to Dallas related to relocation. If, within the twelve (12) month period following the Start Date, the Executive voluntarily terminates his employment with the Company, other than for Good Reason (as defined in Paragraph 8b), the Executive shall upon the Company’s request promptly repay the Company the $412,000 payment provided hereunder (less taxes paid by the Executive on such amount).

(c) The Company also shall provide the Executive with the following:

(i) Reimbursement for the costs and expenses of the Executive associated with the Executive’s actual moving expenses, including but not limited to, packing, unpacking, move of Executive’s household goods and automobiles and any other incidental moving expenses;

(ii) A corporate apartment/condominium of its selection for up to 120 days following the Start Date; and

Exhibit 10.17 Hamick Executive Employment Agreement Executed 07-18-2007	5

(iii) Airfare for the Executive for weekly round trips between Chicago and Dallas during the 120 day time frame set forth above or, if longer, until the Executive’s family relocates to the Greater Dallas Metropolitan area (but, in no event, for longer than 240 days).

(d) The Executive shall be eligible to participate in the full range of employee benefits offered by the Company to its executives, including the Parent Company’s Deferred Compensation Plan, the 401k Profit Sharing Plan, as well as, medical, dental, life and disability insurance. The Executive’s participation, however, shall be governed by the plan documents for each of these plans.

6. Change in Control and Resulting Compensation.

(a) A “Change in Control” for purposes of this Agreement shall mean the entering into of a definitive agreement for:

(i) the sale, transfer, assignment or other disposition by the Parent Company or the Company, in one transaction or a series of related transactions, of a majority of the assets of the Parent Company or the Company, as applicable, to one or more third-parties;

(ii) the sale, transfer, assignment or other disposition (including by merger or consolidation), of fifty percent or more of the outstanding stock of the Parent Company or the Company in one transaction or a series of related transactions, or a liquidation or dissolution of the Parent Company or the Company;

(iii) the sale, transfer, assignment or other disposition (including by merger or consolidation), of all, or substantially all, of the Clearing Sales and Services Department’s business or assets, or a liquidation or dissolution of the Clearing Sales and Service Department’s business or assets; or,

(iv) any other transactions or series of related transactions which have substantially the same effect as the transactions specified in either (i), (ii) or (iii) above.

(b) In the event of a Change in Control at any time on or after the Effective Date and through the first three (3) years of the Executive’s employment following the Start Date, or, if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason at any time on or after the Effective Date and on or prior to the last day of the Term (and within one (1) year of a Change in Control), the Executive shall be entitled to a Change in Control Bonus in the amount of Four Million Seven Hundred Fifty Five Thousand Dollars, ($4,755,000.00), less the compensation actually received by the Executive pursuant to Sections 4(a), 4(c) and 4(d), if and only if the acquiring person or entity fails to offer to engage the Executive in an equivalent position, at the same general location (that is, in the greater Dallas metropolitan area), with equivalent duties, responsibilities and compensation. Any payments made under this section shall be paid no later than March 15 of the following calendar year.

Exhibit 10.17 Hamick Executive Employment Agreement Executed 07-18-2007	6

(c) If a Change in Control shall occur (as defined in Section 280G(b)(2)(a)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)), and a determination is made by legislation, regulation, ruling directed to the Executive or the Company, or court decision, that the aggregate amount of any payment made to the Executive hereunder, or pursuant to any plan, program, or policy of the Company in connection with, on account of, or as a result of, such change in control constitutes “excess parachute payments” under the Code that are subject to the excise tax provisions of Section 4999 of the Code, or any successor sections thereof; the Executive shall be entitled to receive from the Company, in addition to any other amounts payable hereunder, an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes other than interest and penalties imposed by reason of the Executive’s failure to file timely a tax return or pay taxes shown due on his return), including, without limitation, any income taxes (and any interest and penalties imposed thereon) and any excise tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the excise tax imposed. All determinations required to be made under this Paragraph 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to the Executive which is one of the four largest accounting firms in the United States (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been an excess parachute payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Paragraph 6 shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination. As a result of the uncertainty in the application of Section 4999 and Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies hereunder and the Executive thereafter is required to make a payment of any excise tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

Exhibit 10.17 Hamick Executive Employment Agreement Executed 07-18-2007	7

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provision of this Paragraph 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. Notwithstanding anything herein to the contrary, if, after the receipt by the Executive of a Gross-Up Payment by the Company pursuant to this Paragraph 6(c), the Executive becomes entitled to receive any refund with respect to the taxes paid from the Gross-Up Payment, the Executive shall (subject to the Company’s substantial compliance with the requirements of this Paragraph 6(c)) promptly pay to the Company the amount of such refund (together with interest at an annual rate equal to the Applicable Federal Rate provided for in Section 1274(d) of the Code from the date the Gross-Up Payment was paid to the Executive until the date of repayment to the Company).

7. Death or Disability. If the Executive dies, this Agreement shall automatically terminate. In the event the Executive is unable to perform the Duties on a substantially full-time basis for a period of six (6) consecutive months by reason of illness, injury, physical or mental disability (collectively, “Disability”), the Company may terminate this Agreement. For purposes of this Agreement, “Disability” shall mean the inability of the Executive, as determined by the Board in good faith, to perform the essential functions of the Duties, with or without reasonable accommodation, due to a medically determinable physical or mental condition deemed to be a disability under the Americans with Disabilities Act.

Exhibit 10.17 Hamick Executive Employment Agreement Executed 07-18-2007	8

8. Termination of Employment.

(a) The Company shall have the right to terminate the Executive’s employment immediately upon the occurrence of any of the following events (“Cause”):

(i) The Executive fails to maintain all licenses and registrations required by law to conduct securities transactions and other transactions contemplated by this Agreement;

(ii) The Executive fails to comply with the regulations or instructions of any applicable securities regulatory agencies;

(iii) The Executive violates the Company’s Code of Business Conduct and Ethics, attached hereto and incorporated herein as Exhibit A;

(iv) The Executive materially breaches any of the covenants and agreements set forth herein, provided that to the extent such breach is susceptible to cure, it is not fully, completely, and permanently cured to the best of the Executive’s ability within thirty (30) business days of the delivery of written notice by the Company to the Executive;

(v) The Executive engages in any acts of dishonesty, fraud, willful misconduct or gross negligence;

(vi) The Executive engages in any acts which breach his fiduciary duty to the Company and/or the Parent Company; or

(vii) The Executive refuses to comply with the reasonable instructions of the CEO of the Parent, the Board of the Company, or the President.

No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Company. A termination of the Executive’s employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice (“Notice of Termination for Cause”) of its intention to terminate the Executive’s employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Board Meeting for Cause. The “Board Meeting for Cause” means a meeting of the Board at which the Executive’s termination for Cause will be considered, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Board Meeting for Cause. The Executive’s termination for Cause shall be effective when and if a resolution is duly adopted at the Board Meeting for Cause by a two-thirds vote of the entire membership of the Board, stating that in the good faith opinion of the Board, the Executive engaged in the conduct described in the Notice of Termination for Cause, and that such conduct constitutes Cause under this Agreement.

Exhibit 10.17 Hamick Executive Employment Agreement Executed 07-18-2007	9

(b) On the date the Executive terminates his employment for “Good Reason.” For purposes of this Agreement, “Good Reason” means:

(i) the assignment to the Executive of any duties materially inconsistent in any respect with Paragraph 2 of this Agreement, or any other action by the Company that results in a diminution in the Executive’s position, authority, Duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company after receipt of notice thereof from the Executive;

(ii) any requirement by the Company, without the Executive’s consent, that the Executive’s services be rendered primarily at a location or locations other than within the greater Dallas metropolitan area and for other than a de minimis period of time;

(iii) any breach of this Agreement by the Company that is not remedied by the Company promptly after receipt of notice thereof from the Executive;

(iv) any failure by the Company to comply with any provision of Paragraphs 4 or 5 of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination within six (6) months of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth (5th) business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than thirty (30) business days after the notice is given).

(c) Either the Executive or the Company shall have the right to terminate the Executive’s employment hereunder at any time for any or no reason upon written notice to the other party.

(d) The expiration of the Term of this Agreement shall terminate the Executive’s employment relationship with the Company.

(e) The termination of the employment relationship with the Company shall be deemed to terminate this Agreement.

Exhibit 10.17 Hamick Executive Employment Agreement Executed 07-18-2007	10

9. Effect of Termination on Compensation.

(a) Termination by the Executive other than for Good Reason or by the Death or Disability of the Executive. In the event that this Agreement is terminated by the Executive or the Executive dies or is deemed to have a Disability, the Executive or his heirs, as the case may be, shall be entitled to receive (i) his Base Salary up to the date when such termination occurs, (ii) payment for any accrued but unused vacation, and (iii) Incentive Compensation earned by Executive under Paragraph 4(c) but not yet paid to him. The Executive also shall be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or required or permitted under the Restricted Stock Plan or under any death, insurance or retirement plan, program or agreement provided by the Company to which the Executive is a party or in which the Executive is a participant including, but not limited to, any short term or long term disability plan or program, if applicable. Neither the Executive nor his heirs shall be entitled to further Base Salary or other compensation after the termination date, except for any rights in such compensation that have previously vested.

(b) Termination by the Company for Cause. In the event that this Agreement is terminated by the Company for “Cause” as provided for herein, the Executive shall be entitled to receive (i) his Base Salary up to the date when such termination occurs, and (ii) payment for any accrued but unused vacation. The Executive shall not be entitled to further Base Salary or other compensation after the termination date, except to the extent he is entitled to benefits mandated under COBRA.

(c) Termination by the Company without Cause or by the Executive for Good Reason. In the event that this Agreement is terminated by the Company without Cause, or by the Executive for Good Reason, the Executive shall be entitled to receive his Base Salary and accrued but unused vacation pay up to the date when such termination occurs. In addition, although the employment relationship shall no longer exist, the Executive shall be entitled to continue to receive his Base Salary for the remainder of the Term following the date of such termination, payable in accordance with the Company’s customary payroll practices but shall not be entitled to other compensation after the termination date except (i) for the Incentive Compensation earned by Executive under Paragraph 4(c) but not yet paid (and, for any fiscal year not yet completed at the time of such termination, an amount equal to $1,200,000 shall be paid to Executive for each such fiscal year remaining during the Term), (ii) for amounts due to be issued under Paragraph 4(d), and (iii) any unvested shares of Restricted Stock granted under Paragraphs 4(b) and 4(d) shall immediately vest and the restrictions thereon shall immediately lapse. Further, the Company shall also continue to pay Executive’s health insurance premiums for the remainder of the Term and the Executive shall, thereafter, be entitled to benefits mandated by COBRA.

(d) Termination at the end of the Term or thereafter. In the event that the Executive’s employment terminates at the end of the Term or thereafter, the Executive shall be entitled to receive his Base Salary and accrued but unused vacation pay up to the date when such termination occurs. In addition the Executive shall be entitled to the payments earned in Paragraph 4(c) but not yet paid and any unvested shares of Restricted Stock granted under Paragraphs 4(b) and 4(d) shall immediately vest and the restrictions thereon shall immediately lapse.

Exhibit 10.17 Hamick Executive Employment Agreement Executed 07-18-2007	11

10. 409A Compliance. Notwithstanding any provision of this Agreement to the contrary, if at the time of the Executive’s termination of employment, the Executive is deemed a “specified employee” as defined in Section 409A of the Code, no payment or benefit shall be provided under this Agreement until the earlier of (i) the date which is six (6) months after the date of the Executive’s termination, or (ii) the date of the Executive’s death (the “Allowable Payment Date”), but only if such payment or benefit would impose upon the Executive any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. If any payments are delayed pursuant to this paragraph, the payments that would have been made but for this paragraph shall be accumulated and paid in a single lump sum on the Allowable Payment Date.

11. Confidentiality.

(a) The Company shall immediately provide the Executive with access to all Confidential Information, as defined herein, necessary for the Executive to perform the Duties hereunder.

(b) The Executive acknowledges that all customer and client lists, trade secrets, plans, sales, marketing and expansion strategies, and technology and processes of the Company and the Parent Company and information concerning the services, development, and all technical information, procurement and sales activities and procedures, promotion and pricing techniques, and credit and financial data concerning the customers and clients of the Company and the Parent Company are valuable, special, and unique assets of the Company and the Parent Company (collectively, “Confidential Information”). Confidential Information shall not include information in the public domain or that is available from sources not obligated to maintain the confidentiality thereof. The Executive acknowledges that his access to and knowledge of the Confidential Information shall be limited to that which is essential to the performance of the Duties under this Agreement. Except as specifically authorized in writing by the President or the Board or in connection with the performance of the Duties, the Executive shall not (i) disclose any Confidential Information to any person or entity, or (ii) make use of any Confidential Information for any purpose including the Executive’s own purposes or for the benefit of any other person or entity, other than the Company or the Parent Company.

(c) Upon termination of this Agreement, the Executive shall return to the Company all documents and copies of documents in his possession relating to any Confidential Information, including, without limitation, financial information with respect to the Company and/or the Parent Company, financial or other confidential information with respect to any customer or client of the Company or the Parent Company, internal and external business forms, manuals, correspondence, notes and computer programs, and the Executive shall not make or retain any copy or extract of any of the foregoing.

Exhibit 10.17 Hamick Executive Employment Agreement Executed 07-18-2007	12

(d) The provisions of this Section shall survive the termination of this Agreement.

12. Restrictive Covenants.

(a) Ancillary to this otherwise enforceable agreement and in exchange for the Executive being provided access to the Confidential Information and the other agreements and consideration set forth herein, while employed and for twelve (12)months from the date of the termination of this Agreement (the “Restricted Period”), within the State of Texas and within every state in which the Company and /or the Parent Company has conducted business during the twelve (12) month period prior to the termination of this Agreement (the “Geographic Restriction”), the Executive shall not, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, owner, independent contractor, adviser or consultant or in any capacity:

(i) recruit, hire, engage, assist others in recruiting or hiring, discuss employment or refer to others for employment or work any person who is, or within the 12-month period immediately preceding the date of the termination of this Agreement was, an employee or independent contractor of the Company or the Parent Company; or

(ii) approach or solicit any customer or client of the Company or the Parent Company for the purpose of causing, directly or indirectly, any such person or entity to cease doing business with the Company or the Parent Company, who is, or within the 12-month period immediately preceding the date of the termination of this Agreement was, a customer or client of the Company or the Parent Company nor shall the Executive conduct business with any such customer or client during the Restricted Period within the Geographic Restriction.

(b) The Executive acknowledges that this Section is fully supported by independent consideration to the Executive.

(c) The provisions of this Section shall survive any termination or expiration of this Agreement.

13. Specific Performance. The parties acknowledge that in the event of a breach of any part of the agreements or covenants contained herein, the remedy at law may be inadequate, and that the Company or the Parent Company shall be entitled to seek injunctive relief in addition to any other remedy (at law or otherwise) to which it may be entitled.

14. Notices. All notices or other communications required or permitted to be given hereunder shall be deemed to have been given if in writing, and personally delivered to the party to be notified, or mailed by U.S. mail, postage prepaid, registered or certified mail, return receipt requested, and addressed:

If to the Company:	William D. Felder
President and CEO
Southwest Securities, Inc.
1201 Elm Street, Suite 3500
Dallas, Texas 75270-2180

If to the Executive:	Timothy J. Hamick
4224 N. Wolcott Ave
Chicago, IL 60613

Or the most current address known by Company.

Exhibit 10.17 Hamick Executive Employment Agreement Executed 07-18-2007	13

15. Directors and Officers Liability Coverage; Indemnification. The Executive shall be entitled to coverage under such directors and officers liability insurance policies maintained from time to time by the Company for the benefit of its directors and officers and shall, as of the Start Date, extend to the Executive an indemnification agreement no less favorable than the Company’s form of indemnification agreement for other directors and officers. The provisions of this Paragraph 15 shall not be deemed exclusive of any other rights to which the Executive seeking indemnification may have under the Company’s Certificate of Incorporation, any by-law, agreement, vote of stockholders or directors, or otherwise. The provisions of this Paragraph 15 shall survive the termination of this Agreement for any reason.

16. Legal Fees. The Company agrees that it shall reimburse the reasonable legal fees incurred by the Executive in connection with the review and negotiation of this Agreement and the documents related hereto.

17. Miscellaneous.

(a) The Executive hereby represents and warrants to the Company that the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject.

(b) The parties acknowledge and agree that the Parent Company and its direct and indirect subsidiaries and affiliated companies are intended to be beneficiaries of this Agreement and shall have all rights to enforce the terms and provisions of this Agreement in accordance with the provisions of this Agreement.

(c) Payment of all compensation hereunder shall be subject to customary withholding tax and other employment taxes as may be required by applicable law with respect to compensation paid by an employer/corporation to an employee.

(d) This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns; however, the Executive’s obligations hereunder are personal and may not be assigned to or assumed by any other party.

Exhibit 10.17 Hamick Executive Employment Agreement Executed 07-18-2007	14

(e) If any party shall seek to enforce the terms of this Agreement through legal proceedings, the prevailing party shall be entitled to receive its attorneys’ fees and court costs incurred as a result of such legal proceedings.

(f) This Agreement constitutes the entire agreement of the parties. No term or provision of this Agreement may be changed, waived, or terminated except in writing signed by all parties.

(g) If any term or provision of this Agreement is held by any court of competent jurisdiction to be prohibited by any law applicable to this Agreement, the rights and obligations of the parties shall be construed as if this Agreement did not contain that particular part, term or provision.

(h) The headings of this Agreement have been included for ease of reference only, and shall not be considered in the construction or interpretation of this Agreement.

(i) This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first set forth above.

EXECUTIVE	SOUTHWEST SECURITIES, INC.

/s/ Timothy Hamick	By:	/s/ William D. Felder
Timothy Hamick		William D. Felder
President and CEO

Exhibit 10.17 Hamick Executive Employment Agreement Executed 07-18-2007	15

EXHIBIT A

Code of Business Conduct and Ethics

Exhibit 10.17 Hamick Executive Employment Agreement Executed 07-18-2007